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                                                                     EXHIBIT 5.1




                         [VENTURE LAW GROUP LETTERHEAD]




                                  April 9, 1998



Business Resource Group
2150 North First Street
Suite 101
San Jose, CA  95131

        REGISTRATION STATEMENT ON FORM S-8
        ----------------------------------

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 9, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 500,000 additional shares of your Common Stock (the "Shares") reserved for issuance under the 1995 Stock Option Plan, as amended (the "Option Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Option Plan.

        It is our opinion that, when issued and sold in the manner referred to in the Option Plan and pursuant to the respective agreements which accompany each grant under the Option Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                                   Sincerely,

                                                   VENTURE LAW GROUP,
                                                   A Professional Corporation

                                                   /s/ Venture Law Group